This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

File Pursuant to Rule 424(b)(3)
File No. 333-134179

SUBJECT TO COMPLETION, DATED JULY 11, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2007)

$

PepsiAmericas, Inc.
     % Notes due

We are offering $      aggregate principal amount of our     % Notes due           (the “Notes”). Interest on the Notes will be payable semiannually in arrears on each           and          , beginning          , 2008. The Notes will be subject to redemption at our option in whole or in part at any time and from time to time at a price calculated as described herein. There is no sinking fund. The Notes will be sold in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will not be listed on any securities exchange.

The Notes will be our unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per
	Note		Total

Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to PepsiAmericas (before expenses)		%	$

Interest on the Notes will accrue from          , 2007 to date of delivery.

The underwriters expect to deliver the Notes to purchasers through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about          , 2007.

Joint Book-Running Managers

Citi	Morgan Stanley

          , 2007.

You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. This document may only be used where it is legal to offer and sell these securities. The information in this document may only be accurate as of the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are using this prospectus supplement, together with the accompanying prospectus, to offer the Notes. This prospectus supplement sets forth certain terms of the Notes. It supplements the description of the debt securities contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with that contained in the accompanying prospectus, this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making a decision to invest in the Notes. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page 3 of the accompanying prospectus.

References in this prospectus supplement to “PepsiAmericas,” “we,” “us” and “our” are to PepsiAmericas, Inc. and its subsidiaries unless the context otherwise requires.

SUMMARY TERMS OF THE NOTES

Issuer:	PepsiAmericas, Inc.

Securities Offered:	We will issue $ aggregate principal amount of % Notes due .

Maturity:	, .

Interest Payment Dates:	We will pay interest on the Notes on and of each year, beginning , 2008.

Interest Accrual:	The Notes will accrue interest from and including the date of issuance to but excluding their stated maturity or date of earlier redemption, computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption:	At any time and from time to time we will have the option to redeem some or all of the Notes at the Redemption Price (as defined herein) plus accrued and unpaid interest.

Repurchase at the Option of Holders Upon a Change of Control:	If we experience a “change of control triggering event” (which is defined in this prospectus supplement and involves a change in control and related rating of the Notes below investment grade), we may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

Sinking Fund:	The Notes are not entitled to any sinking fund.

Ranking:	The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness.

Use of Proceeds:	We intend to use the net proceeds of the sale of the Notes primarily to fund the previously announced acquisition of an interest in the juice company Sandora, LLC, which transaction is subject to regulatory approval in Ukraine, to repay commercial paper issued by us and for other general corporate purposes.

Trustee:	Wells Fargo Bank, National Association.

Denominations and Form:	We will issue the Notes in the form of one or more fully registered global Notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues:	We may create and issue further notes of each series ranking equally and ratably with the notes of such series in all respects, so that such further notes shall be consolidated and form a single series with the notes of such series.

Governing Law:	Minnesota

USE OF PROCEEDS

We estimate that we will receive approximately $      from the sale of the Notes, after deducting the underwriting discount and our offering expenses. We expect to use the net proceeds primarily to fund the previously announced acquisition of an interest in the juice company Sandora, LLC, which transaction is subject to regulatory approval in Ukraine, to repay commercial paper issued by us with a weighted average maturity of less than 30 days and an average interest rate of 5.3% per year, and for other general corporate purposes. We reserve the right to otherwise fund the above-referenced acquisition and, if such acquisition does not receive regulatory approval, to use the net proceeds for the repayment of commercial paper and for other general corporate purposes. Pending application of the proceeds of the sale of the Notes, we intend to invest such proceeds in short-term investments.

DESCRIPTION OF THE NOTES

General

The Notes will be issued as a single series of debt securities under the Indenture referred to in the accompanying prospectus between PepsiAmericas and Wells Fargo Bank, National Association, as trustee, and are limited initially to an aggregate initial offering price not to exceed $     . We may, without notice to or the consent of any of the holders of the Notes, create and issue additional debt securities so that those additional debt securities will form a single series with the Notes. The Notes will be governed by Minnesota law. For a description of the rights attaching to different series of our debt securities (including the Notes offered hereby) under the Indenture, see “Description of the Debt Securities” starting on page 8 of the accompanying prospectus.

The stated maturity of the Notes is          ,          .

We will issue the Notes only in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will initially be represented by book-entry Notes. Payments of principal of, and any premium and interest on, the Notes will be made to the depositary, or its nominee, as the holder thereof, in accordance with arrangements then in effect between the trustee and the depositary. See “—Book-Entry Only Issuance” below.

The Notes will be denominated in U.S. dollars and payments of principal of, and any premium and interest on, the Notes will be made in U.S. dollars in the manner specified in this prospectus supplement and the accompanying prospectus.

The Notes are unsecured and will not be subject to any sinking fund or analogous provisions.

Interest

Each Note will bear interest semiannually in arrears from and including its date of issue, or from and including the most recent Interest Payment Date with respect to which interest on such Note has been paid or duly provided for, to but excluding the relevant Interest Payment Date or stated maturity or earlier Redemption Date, as the case may be, at the rate of     % per year until the principal thereof is paid or made available for payment. The “Interest Payment Dates” with respect to the Notes will be           and           of each year, beginning          , 2008. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on an Interest Payment Date will be payable to the person in whose name a Note is registered at the close of business on the immediately preceding           or          (whether or not a Business Day), as the case may be (each, a “Record Date”). Interest on a Redemption Date other than an Interest Payment Date will be payable against presentation and surrender of the Notes.

If any Interest Payment Date, any Redemption Date or the stated maturity of a Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day and will be treated as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or the stated maturity, as the case may be.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

Optional Redemption

The Notes will be subject to redemption at our option, at any time in whole or from time to time in part, upon not fewer than 30 nor more than 60 days’ prior written notice to the holders thereof, at the Redemption Price, together with unpaid interest accrued to the Redemption Date. We will, however, pay the interest installment due on any Interest Payment Date that occurs on or before a Redemption Date to the holders of the Notes as of the close of business on the Record Date immediately preceding such Interest Payment Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption must be an authorized denomination (which shall not be less than the minimum authorized denomination) for the Notes. The “Redemption Price” for any Note being redeemed equals the greater of:

•	100% of the principal amount of such Note being redeemed; and

•	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on such Note from the Redemption Date (exclusive of interest payable on such Redemption Date) through the stated maturity date, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus %.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the arithmetic average of at least three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if fewer than five Reference Treasury Dealer Quotations are obtained, the arithmetic mean of all such obtained Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Redemption Treasury Dealers.

“Redemption Date” means the date or dates specified by us for the redemption of the Notes pursuant to our optional redemption right.

“Redemption Treasury Dealer” means Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and their respective successors, and three other firms that are primary U.S. government securities dealers (each a “Primary Treasury Dealer”) which we specify after consultation with the Independent Investment Banker. If any of the Redemption Treasury Dealers ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Redemption Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Redemption Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day before such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the week immediately prior to the third Business Day before such Redemption Date, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the remaining term of the Notes to be redeemed (if no maturity is within three months before or after such remaining term, yields for the two published maturities most closely corresponding to such remaining term shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the third Business Day before such Redemption Date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

If we have given notice as provided in the Indenture and made funds available for the redemption of any Notes called for redemption on the Redemption Date referred to in that notice, those Notes will cease to bear interest on that Redemption Date and the only right of the holders of those Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest to the Redemption Date.

If we choose to redeem less than all of the Notes, we will notify the trustee in writing at least 45 days before giving notice of redemption, or such shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the Notes to be redeemed and the applicable Redemption Date. The trustee will select, in the manner it deems fair and appropriate, the Notes to be redeemed in part. In the case of a Global Note, the trustee will send the redemption notice to DTC’s nominee, Cede & Co., and DTC will reduce its direct participants’ holding of the Notes on a basis that is consistent with its then current procedures.

Repurchase at the Option of Holders Upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, holders of Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice.

We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person may be uncertain.

“Below Investment Grade Rating Event” means a decrease in the ratings of the Notes below an Investment Grade Rating by the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the public notice of the occurrence of the Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of either of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of PepsiAmericas and its subsidiaries taken as a whole to any Person other than PepsiAmericas or PepsiCo, Inc. or one or more of their respective subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (other than PepsiCo, Inc. or one or more of its subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of PepsiAmericas’ voting stock.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Repurchase

We may at any time purchase Notes at any price in the open market or otherwise. We may, at our discretion, hold, resell or surrender to the trustee for cancellation any Notes that we purchase.

Sinking Fund

The Notes are not entitled to any sinking fund.

Book-Entry Only Issuance

All interests in the Notes will be subject to the operations and procedures of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Holders of the Notes may hold their Notes through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are participants of such systems, or directly through organizations that are participants in such systems.

DTC will act as the initial securities depositary for the Notes. The Notes will be initially issued as fully registered securities registered in the name of Cede & Co., DTC’s nominee. Fully registered global certificates representing the aggregate principal amount of the Notes will be issued and will be deposited with, or on behalf of, DTC (“Global Note”).

Clearstream and Euroclear may hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream’s and/or Euroclear’s names on the books of their respective U.S. depositaries, which, in turn, hold such positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. acts as the U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A., an affiliate of one of the underwriters, acts as the U.S. depositary for Euroclear (each, a “U.S. Depositary” and, collectively, the “U.S. Depositaries”).

Purchases of Notes within the DTC system must be made by or through direct participants, which will receive a credit for those Notes on DTC’s records. The ownership interest of each beneficial owner of Notes will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility or the responsibility of the paying agent. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided herein, a beneficial owner of an interest in a Global Note will not be entitled to receive physical delivery of Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

As long as the depositary, or its nominee, is the registered holder of a Global Note, the depositary or such nominee will be considered the sole owner and holder of the Notes represented thereby for all purposes under those Notes and the Indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in exchange for the Global Note and will not be considered to be the owners or holders of such Global Note or any Notes represented thereby for any purpose under those Notes or the Indenture. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

The Indenture provides that the depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a holder is entitled to give or take under the Indenture. We understand that, under existing industry practices, in the event that we request any action of holders or an owner of a beneficial interest in a Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Neither we nor any underwriter gives any assurance that DTC, Clearstream or Euroclear or any of their respective participants will distribute to the beneficial owners of the Notes: (i) payments of principal, premium, if any, and interest payments with respect to the Notes; (ii) confirmation of ownership interest in the Notes; or (iii) notices sent to DTC or Cede & Co., its nominee, as the registered owner of the Notes, or that they will do so on a timely basis, or that any of DTC, Clearstream or Euroclear or any of their respective participants will serve and act in the manner described in this prospectus supplement.

Neither we nor any underwriter will have any responsibility or obligations to any of DTC, Clearstream or Euroclear or any of their respective participants or the beneficial owners of the Notes with respect to: (i) the accuracy of any records maintained by DTC, Clearstream or Euroclear or any of their respective participants; (ii) the payment by DTC, Clearstream or Euroclear or any of their respective participants of any amount due to any beneficial owner of the Notes in respect of principal, premium, if any, and interest payments on the Notes; (iii) the delivery by DTC, Clearstream or Euroclear or any of their respective participants of any notice to any beneficial owner of the Notes that is required or permitted to be given to owners under the terms of the Notes; or (iv) any consent given or other action taken by DTC as registered holder of the Notes.

DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us and the underwriters as follows:

Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in any of 36 currencies, including U.S. dollars. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream participants are world-wide financial institutions, including securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 participants located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Euroclear has advised us and the underwriters as follows:

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between its participants, and between its participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides its participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters. Non-participants in the Euroclear System may hold and transfer book-entry interests in securities through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear’s participants, and has no record of or relationship with persons holding through Euroclear’s participants.

Investors electing to acquire Notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of the Notes. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearance accounts of the respective Euroclear participants in the securities processing cycle for the business day following the settlement date for value as of the settlement date, if against payment.

Investors electing to acquire, hold or transfer Notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in the Notes.

Investors who are participants in the Euroclear System may acquire, hold or transfer interests in the Notes by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear System may acquire, hold or transfer interests in the Notes by book-entry to accounts with a securities intermediary who holds a book-entry interest in the Notes through accounts with Euroclear.

Investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the individual Notes.

Under Belgian law, investors that are credited with securities on the records of Euroclear have a co-property right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear’s participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on Euroclear’s records, all participants having an amount of interests in securities of such type credited to their accounts with Euroclear would have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional EuroBonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to the cash accounts of its participants in accordance with its rules and procedures, to the extent received by its U.S. Depositary. Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by its U.S. Depositary. Such distributions will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations.

Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by an owner of the Notes on behalf of a Clearstream participant or Euroclear participant only in accordance with the relevant rules and procedures and subject to the U.S. Depositary’s ability to effect such actions on its behalf through DTC.

Secondary market trading between DTC’s participants (other than the U.S. Depositaries) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds. Secondary market trading between Euroclear’s participants and/or Clearstream’s participants will be settled using the procedures applicable to conventional EuroBonds in same-day funds.

When Notes are to be transferred from the accounts of a DTC participant (other than U.S. Depositaries) to the account of a Euroclear participant or a Clearstream participant, the purchaser must send instructions to the applicable U.S. Depositary one business day before the settlement date. Euroclear or Clearstream, as the case may be, will instruct its U.S. Depositary to receive the Notes against payment. Its U.S. Depositary will then make payment to the DTC participant’s account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participant’s or Clearstream participant’s account. Credit for the Notes will appear on the next day (European time) and cash debit will be back-valued to, and the interest on the Notes will accrue, from the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Clearstream cash debit will be valued instead as of the actual settlement date.

Euroclear and Clearstream participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Clearstream. Under this approach, they may take on credit exposure to Euroclear or Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants/customers can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Clearstream participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the securities were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases, the investment income on Notes earned during that one day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant’s/customer’s particular cost of funds.

Because the settlement is taking place during New York business hours, DTC’s participants can employ their usual procedures for sending securities to the applicable U.S. Depositary for the benefit of the applicable Euroclear or Clearstream participant. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

Due to time zone differences in their favor, Euroclear and Clearstream participants may employ their customary procedure for transactions in which securities are to be transferred by the respective clearing system, through the applicable U.S. Depositary to another DTC participant. In these cases, Euroclear or Clearstream will instruct its U.S. Depositary to credit the securities to the DTC participant’s account against payment. The payment will then be reflected in the account of the Euroclear or Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Euroclear or Clearstream participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear or Clearstream participant’s account would instead be valued as of the actual settlement date.

Book-entry Notes represented by a Global Note can be exchanged for definitive Notes in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for such Global Note and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine such Global Note will be exchangeable for definitive Notes in registered form and notify the trustee of our decision; or

•	an event of default with respect to the Notes represented by the Global Note has occurred and is continuing and beneficial owners representing a majority in principal amount of the Notes advise DTC to cease acting as depositary for such Notes.

Such book-entry Notes will be exchanged for definitive Notes issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of that amount in registered form for the same aggregate principal amount. The definitive Notes will be registered in the names of the owners of the beneficial interests in the Global Note as directed by DTC.

The information in this section concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC, Euroclear or Clearstream or any of their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operation, and the procedures specified above may be changed or discontinued without notice.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Notes to beneficial owners thereof. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Any such change may apply retroactively.

This summary discusses only the principal United States federal income tax consequences to beneficial owners holding Notes as capital assets. It does not address all of the tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances or to beneficial owners subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for United States federal income tax purposes, persons whose functional currency is other than the United States dollar, and persons who hold Notes as part of a straddle, hedging or conversion transaction).

You should consult your tax advisors with regard to the application of United States federal income tax laws to your particular situation as well as any tax consequences to you arising under the laws of any state, local or foreign taxing jurisdiction.

As used below, “United States Holder” means a beneficial owner of a Note who or which is, for United States federal income tax purposes, (i) a citizen or resident of the United States for United States federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test prescribed under the Code, (ii) a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, United States Treasury regulations provide otherwise, (iii) an estate taxed by the United States without regard to its source of income or (iv) a trust, if the trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons have authority to control all of its substantial decisions. The term also includes certain beneficial owners who are former citizens and residents of the United States whose income and gain from the Notes will be subject to United States taxation.

Taxation of Interest

The interest on the Notes is “qualified stated interest” includible in a United States Holder’s income as ordinary income when actually or constructively received (if such United States Holder uses the cash method of accounting for United States federal income tax purposes) or when accrued (if such United States Holder uses an accrual method of accounting for United States federal income tax purposes).

Market Discount

If a United States Holder acquires a Note after its original issue for a purchase price that is less than its adjusted issue price (i.e., the stated principal amount of the Note less any principal payments thereon), the amount of such difference is treated as “market discount” for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of acquisition.

Under the market discount rules of the Code, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If the United States Holder disposes of the Note in certain otherwise nontaxable transactions, the United States Holder includes as ordinary income any accrued market discount as if such United States Holder had sold the Note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

A United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry Notes with market discount. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the Internal Revenue Service (the “IRS”). A United States Holder’s tax basis in a Note will be increased by the amount of market discount included in such United States Holder’s income under such an election.

Amortizable Bond Premium

If a United States Holder purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the date of acquisition (other than payments of qualified stated interest), such Holder will be considered to have purchased such Note with “amortizable bond premium” equal in amount to such excess. Generally, a United States Holder may elect to amortize such premium as an offset to qualified stated interest income, using a constant yield method similar to that described below (see “—Election to Treat All Interest as Original Issue Discount”), over the remaining term of the Note. A United States Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

Election to Treat All Interest as Original Issue Discount

United States Holders may elect to include in gross income all interest that accrues on a Note, including any stated interest, acquisition discount, market discount, original issue discount, de minimis original issue discount, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described below. In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder’s adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. Such an election for a Note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, such an election for a Note with market discount results in a deemed election to accrue market discount in income currently for such Note and for all other bonds acquired by the United States Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A United States

Holder’s tax basis in a Note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

The constant yield method is applied as follows. First, the Note’s “yield to maturity” is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Note (including payments of qualified stated interest) produces an amount equal to the issue price of the Note. The yield to maturity must be constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

Second, the term of the Note is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

Third, the total amount of interest on the Note is allocated among accrual periods. In general, the interest allocable to an accrual period equals the product of the “adjusted issue price” of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of interest previously includible in the gross income of any beneficial owner and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest.

Fourth, the “daily portions” of interest are determined by allocating to each day in an accrual period its ratable portion of the interest allocable to the accrual period.

A United States Holder includes in income in any taxable year the daily portions of interest for each day during the taxable year that such United States Holder held the Notes. Under the constant yield method described above, United States Holders generally are required to include in income increasingly greater amounts of interest in successive accrual periods.

Sale, Exchange or Redemption of Notes

A United States Holder generally recognizes gain or loss upon the sale, exchange or redemption of a Note equal to the difference between the amount realized upon such sale, exchange or redemption and the United States Holder’s adjusted tax basis in the Note. Such adjusted tax basis in the Note generally equals the cost of the Note, increased by acquisition discount or market discount previously included in the United States Holder’s income in respect of the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder’s income in respect of the Note, and reduced (but not below zero) by (i) any payments on the Note other than payments of qualified stated interest and (ii) any amortizable bond premium that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Any gain or loss recognized on the sale, exchange or redemption of a Note is capital gain or loss, except as provided under “—Market Discount” above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-United States Holders

Under current United States federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest with respect to a Note by PepsiAmericas or by any paying agent to any beneficial owner of a Note that is not a United States Holder (a “non-United States Holder”) are not subject to withholding of United States federal income tax, provided, in the case of interest, that (i) such non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of PepsiAmericas stock entitled to vote, (ii) such non-United States Holder is not for United States federal income tax purposes a controlled foreign corporation related, directly or indirectly, to PepsiAmericas through stock ownership, (iii) such non-United States Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to PepsiAmericas or paying agent, as the case may be, that such owner is a non-United States Holder and provides such Holder’s name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note, certifies, under penalties of perjury, to PepsiAmericas or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. The foregoing certification may be provided by the beneficial owner of a Note on IRS Form W-8BEN or on a similar form. Form W-8BEN is valid for a period starting on the date the form is signed and ending the last day of the third calendar year following the year the form is signed, unless a change in circumstances makes any information in the form incorrect.

A withholding agent may rely on an intermediary withholding certificate furnished by a qualified intermediary (as defined in Treas. Reg. Sec. 1.1441-1) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. Qualified intermediaries must obtain withholding certificates, such as IRS Form W-8BEN, from each beneficial owner.

For purposes of the certification requirements, the withholding regulations generally treat, as the beneficial owners of payments on a Note, those persons that, under general United States federal income tax principles, are the actual taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United Stated federal income tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners.

Notwithstanding the foregoing, interest described in Section 871(h)(4) of the Code is subject to United States withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty). In general, interest described in Section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the issuer or a related person, any income or profits of the issuer or a related person, any change in the value of any property of the issuer or a related person or any dividends, partnership distribution or similar payments made by the issuer or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the IRS in future Treasury regulations.

If a non-United States Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States federal income tax on such interest in the same manner as if it were a United States Holder. In lieu of the certificate described above, such non-United States Holder must provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note is included in the earnings and profits of such non-United States Holder if such interest is effectively connected with the conduct by such non-United States Holder of a trade or business in the United States.

Generally, any gain or income (other than that attributable to accrued interest, which is taxable in the manner described above) realized upon the sale, exchange, retirement or other disposition of a Note is not subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either (A) such individual has a

“tax home” (as defined in Section 911(d)(3) of the Code) in the United States or (B) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

Estate Tax

A Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for purposes of the United States federal estate tax as a result of the individual’s death if (i) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of PepsiAmericas entitled to vote, (ii) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual’s death and (iii) interest on the Note is not described in Section 871(h)(4) of the Code.

Backup Withholding And Information Reporting

United States Holders. In general, information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate United States Holders. In addition, a 28% backup withholding tax in 2006 and thereafter applies if (i) the non-corporate United States Holder fails to furnish such non-corporate United States Holder’s Taxpayer Identification Number (“TIN”) (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) the non-corporate United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) the payor is notified by the IRS that such non-corporate United States Holder has failed properly to report payments of interest and dividends or (iv) in certain circumstances, the non-corporate United States Holder fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations.

Non-United States Holders. In the case of a non-United States Holder, under Treasury regulations, backup withholding and information reporting will not apply to payments of principal, premium and interest on a Note if such non-United States Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption. Similarly, unless PepsiAmericas or its paying agent has actual knowledge that the payee is a United States Holder, backup withholding will not apply to (i) payments of interest made outside the United States to certain offshore accounts and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States. However, information reporting (but not backup withholding) will apply to (i) payments of interest made by a payor outside the United States and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States if payment is made by a broker that is, for United States federal income tax purposes, (A) a United States person, (B) a controlled foreign corporation, (C) a United States branch of a foreign bank or foreign insurance company, (D) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (E) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless such payor or broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a non-United States Holder under the backup withholding rules are allowed as a refund or a credit against such non-United States Holder’s United States federal income tax, provided that the required information is furnished to the IRS.

You should consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

UNDERWRITING

Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering of Notes and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated          , 2007, among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite the name of such underwriter.

Principal
Amount of
Notes

Citigroup Global Markets Inc.	$
Morgan Stanley & Co. Incorporated

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of a number of legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of     % of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters.

We estimate that we will incur approximately $      in expenses in connection with this offering.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect thereof.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering expressed as a percentage of the principal amount of the Notes):

Paid by
PepsiAmericas

Per Note		%

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given that an active public market for the Notes will develop or, even if one develops, will be maintained or be liquid. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes is likely to be adversely affected.

The underwriters may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time without notice.

The underwriters and their affiliates have provided, and in the future may continue to provide, investment banking and other commercial and advisory services to us in the ordinary course of business for which they have received, and will receive, customary compensation.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)       to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)       to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)       in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has also represented and agreed that:

(a)(i)     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us;

(b)       it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)       it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota, and certain legal matters relating to the Notes will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

Prospectus
PepsiAmericas, Inc.

Debt Securities

This prospectus relates to debt securities that we may sell from time-to-time in one or more offerings. We will provide the specific terms of the particular debt securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

An investment in our debt securities involves risks. You should read and consider carefully the “Risk Factors” beginning on page 4 of this prospectus.

This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement for those debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2007.

ABOUT THIS PROSPECTUS

In this prospectus, PepsiAmericas, Inc. may be referred to as “PepsiAmericas,” “our,” “we” or “us.” This prospectus is part of a registration statement that we filed with the SEC utilizing the shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We are not making an offer of the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

PEPSIAMERICAS, INC.

We manufacture, distribute and market a broad portfolio of beverage products in the United States, Central Europe and the Caribbean, and have expanded our distribution to include snack foods and beer in certain markets.

We sell a variety of brands that we bottle under licenses from PepsiCo, Inc. (“PepsiCo”) or PepsiCo joint ventures, which accounted for approximately 90 percent of our total net sales in fiscal year 2006. We account for approximately 19 percent of all Pepsi-Cola beverage products sold in the U.S. In some territories, we manufacture, package, sell and distribute products under brands licensed by companies other than PepsiCo, and in some territories we distribute our own brands, such as the Toma brands in Central Europe.

Our distribution channels for the retail sale of our products include supermarkets, supercenters, club stores, mass merchandisers, convenience stores, gas stations, small grocery stores, dollar stores and drug stores. We also distribute our products through various other channels, including restaurants and cafeterias, vending machines, and other formats that provide for immediate consumption of our products. Our largest distribution channels are supermarkets and supercenters, and our fastest growing channels in fiscal year 2006 were club stores, drug stores and dollar stores.

We deliver our products through these channels primarily using a direct store delivery system. In our territories, we are responsible for selling products, providing timely service to our existing customers and identifying and obtaining new customers. We are also responsible for local advertising and marketing, as well as the execution in our territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires investment in trucks and warehouse facilities, as well as extensive placement of fountain equipment and cold drink vending machines and coolers.

Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-4000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the debt securities. This prospectus is part of the registration statement, but does not contain all of the information, exhibits and undertakings set forth in the registration statement. For further information, please refer to the registration statement, which may be read and copied in the manner and at the sources described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the particular offering of debt securities:

•	Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007; and

•	Current Report on Form 8-K filed on June 13, 2007.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents. Please direct written requests to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations. Please direct telephone requests to Investor Relations at (612) 661-3883.

You should only rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position and results, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot give any assurance that our expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in, or are incorporated by reference in, this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not undertake any obligation to update our forward-looking statements or risk factors to reflect future events or circumstances, except as may be required by applicable law. Among the events and uncertainties that could adversely affect future periods are:

•	competition, including product and pricing pressures;

•	changing trends in consumer tastes;

•	changes in our relationship and/or support programs with PepsiCo and other brand owners;

•	market acceptance of new product and package offerings;

•	weather conditions;

•	cost and availability of raw materials;

•	changing legislation;

•	outcomes of environmental claims and litigation;

•	availability and cost of capital, including changes in our debt ratings;

•	labor and employee benefit costs;

•	unfavorable interest rate and currency fluctuations;

•	costs of legal proceedings; and

•	general economic, business and political conditions in the countries and territories where we operate.

RISK FACTORS

An investment in our debt securities involves risks. Before purchasing our debt securities, you should carefully consider the following risk factors. The risks we have highlighted below are not the only ones we face.

Our operating results may fluctuate based on changes in marketplace conditions, especially customer and competitor consolidation, changes in customer preferences, including our customers’ shift from carbonated soft drinks to non-carbonated beverages, and unfavorable weather conditions in the territories in which we operate.

We face intense competition in the carbonated soft drink market and the non-carbonated beverage market and are impacted by both customer and competitor consolidation. Our response to marketplace competition and retailer consolidations may result in lower than expected net pricing of our products. Retail consolidation has increased the importance of our major customers and further consolidation is expected. In addition, competitive pressures may cause channel and product mix to shift from more profitable channels and packages and adversely affect our overall pricing. Our efforts to improve pricing may result in lower than expected volumes. Changes in net pricing and volume could have an adverse effect on our business, results of operations and financial condition.

Health and wellness trends have decreased demand for sugared carbonated soft drinks and shifted interest to diet soft drinks and non-carbonated beverages. In response to changes in consumers’ preferences, we have increased our emphasis on non-carbonated beverages, including Aquafina, Tropicana juice drinks, Lipton Iced Tea, energy drinks, and diet carbonated beverages. Our business could be adversely impacted by our inability to offset the decline in sales of sugared carbonated soft drinks with sales of diet soft drinks and non-carbonated beverages. Because we rely mainly on PepsiCo to provide us with the products that we sell, if

PepsiCo fails to develop innovative products that respond to these and other consumer trends, this could put us at a competitive disadvantage in the marketplace and adversely affect our business and financial results. In addition, our business could be adversely affected by other consumer trends, such as consumer health concerns about obesity, product attributes and ingredients. Consumer preferences may change due to a variety of factors, including the aging of the general population, changes in social trends, changes in travel, vacation or leisure activity patterns or a downturn in economic conditions.

Additionally, our business is highly seasonal and unfavorable weather conditions in our markets may impact sales volume. Sales volumes in our Central Europe operations tend to be more sensitive to weather conditions than our U.S. and Caribbean operations.

An increase in the price of raw materials, natural gas and fuel or a decrease in the availability of raw materials, natural gas and fuel could adversely affect our financial condition. Disruption of our supply chain also could have an adverse effect on our business, financial condition and operating results.

Increases in the price of ingredients, packaging materials, other raw materials, natural gas and fuel could adversely impact our earnings and financial condition if we are unable to pass along these higher costs to our customers. The inability of suppliers to deliver concentrate, raw materials, other ingredients and products to us could also adversely affect operating results. The inability of our suppliers to meet our requirements could result in short-term shortages until alternative sources of supply could be located. In particular, we require significant amounts of aluminum cans and plastic bottle containers to support our requirements. Failure of our suppliers to meet our purchase requirements could reduce our profitability. In addition, we also require access to significant amounts of water. Any sustained interruption in the supply of these materials or any significant increase in their prices could have a material adverse effect on our business and financial results.

Energy prices, including the price of natural gas, gasoline and diesel fuel, are cost drivers for our business. Sustained high energy or commodity prices could negatively impact our operating results and demand for our products. Events such as natural disasters could impact the supply of fuel and could impact the timely delivery of our products to our customers.

Our ability to make, move and sell products is critical to our success. Damage or disruption to our supply chain, including our manufacturing or distribution capabilities, due to weather, natural disaster, fire or explosion, terrorism, pandemic, strikes or other reasons could impair our ability to manufacture and sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, as well as require additional resources to restore our supply chain. In addition, unstable economic and political conditions or civil unrest in the countries in which we operate could have an adverse effect on our business results or financial condition.

The successful operation of our business depends upon our relationship with PepsiCo, including its level of advertising, bottler incentives and brand innovation. We may also have conflicts of interest with PepsiCo.

We operate under various bottling agreements with PepsiCo that allow us to manufacture, package, distribute and sell carbonated and non-carbonated beverages. Our inability to comply with the terms and conditions established in these agreements could result in termination of bottling agreements which would have a material adverse impact on our short-term and long-term business. These agreements provide that we must purchase all of the concentrate for PepsiCo beverages at prices and on terms which are set by PepsiCo in its sole discretion. Any significant concentrate price increases could materially affect our business and financial results.

PepsiCo’s advertising campaigns and their effectiveness, bottler incentives provided by PepsiCo, and PepsiCo’s brand innovation directly impact our operations. Bottler incentives cover a variety of initiatives to support volume and market share growth. The level of support is negotiated regularly and can be increased or decreased at the discretion of PepsiCo. PepsiCo is under no obligation to continue past levels of support in the future. Material changes in expected levels of bottler incentive payments and other support arrangements could adversely affect future results of operations. Furthermore, if the sales volume of sugared carbonated beverages continues to decline, our sales volume growth will increasingly depend on product innovation by PepsiCo. Even if PepsiCo maintains a robust pipeline of new products, we may be unable to achieve volume growth through product and packaging initiatives.

PepsiCo also provides procurement services for certain raw materials which result in rebates from vendors as a result of procurement volume. Cost of goods sold may be negatively impacted if we are unable to maintain targeted volume levels to secure such anticipated rebates or if PepsiCo no longer provides this service on our behalf.

Our past and ongoing relationship with PepsiCo could give rise to conflicts of interest. These potential conflicts include balancing the objectives of increasing sales volume of PepsiCo beverages and maintaining or increasing our profitability. Other possible conflicts could relate to the nature, quality and pricing of services or products provided to us by PepsiCo or by us to PepsiCo. In addition, one member of our Board of Directors is a Senior Vice President at PepsiCo.

In addition, under our Master Bottling Agreement, we must obtain PepsiCo’s approval to acquire any independent PepsiCo bottler. PepsiCo has agreed not to withhold approval for any acquisition within agreed-upon U.S. territories if we have successfully negotiated the acquisition and, in PepsiCo’s reasonable judgment, satisfactorily performed our obligations under the Master Bottling Agreement.

At the end of fiscal year 2006, PepsiCo beneficially owned approximately 44 percent of our common stock. As a result, PepsiCo is able to significantly affect the outcome of our shareholder votes, thereby affecting matters concerning us.

A negative change in our credit rating or the availability of capital could impact borrowing costs and financial results.

We depend, in part, upon the issuance of unsecured debt to fund our operations and contractual commitments. A number of factors could cause us to incur increased borrowing costs and to have greater difficulty accessing public and private markets for unsecured debt. These factors include the global capital market environment and outlook, our financial performance and outlook, and our credit ratings as determined primarily by rating agencies. It is possible that our other sources of funds, including available cash, bank facilities and cash flow from operations, may not provide adequate liquidity to fund our operations and contractual commitments.

Because our international operations are conducted under multiple local currencies, our operating results experience foreign currency fluctuations.

Our non-U.S. operations are exposed to foreign exchange rate fluctuations resulting from foreign currency transactions and translation of the operations’ financial results from local currency into U.S. dollars upon consolidation. As exchange rates vary, revenue and other operating results, when translated, may differ materially from expectations.

The cost to remediate environmental concerns associated with previously owned subsidiaries could be materially different than our estimates.

We are subject to federal and state requirements for protection of the environment, including those for the remediation of contaminated sites related to previously owned subsidiaries. We routinely assess our environmental exposure, including obligations and commitments for remediation of contaminated sites and assessments of ranges and probabilities of recoveries from other responsible parties, including insurance providers. Due to the regulatory complexities and risk of unidentified contaminants on our former properties, the potential exists for remediation costs to be materially different from the costs we have estimated.

We cannot predict the outcome of legal proceedings and an adverse determination could negatively impact our financial results, nor can we predict the nature or outcome of future legal proceedings.

The nature of operations of previously owned subsidiaries exposes us to the potential for various claims and litigation related to, among other things, personal injury and asbestos product liability claims. The nature of assets we currently own and operate exposes us to the potential for various claims and litigation related to, among other things, personal injury and property damage. The resolution of outstanding claims and assessments may be materially different than what we have estimated.

In addition, litigation or other claims based on alleged unhealthful properties of soft drinks could be filed against us and would require our management to devote significant time and resources to dealing with such claims. While we would not believe such claims to be meritorious, any such claims would be accompanied by unfavorable publicity that could adversely affect the sales of certain of our products. Our failure to abide by laws, orders or other legal commitments could subject us to fines, penalties or other damages, including costs associated with recalling products. We could be required to recall products if they become contaminated or damaged.

Increases in the cost of compliance with applicable regulations, including those governing the production, packaging, quality, labeling and distribution of beverage products, could negatively impact our financial results.

Our operations and properties are subject to various federal, state and local laws and regulations, including those governing the production, packaging, quality, labeling and distribution of beverage products, environmental laws, competition laws, taxes and accounting standards. We are also subject to the jurisdiction of regulatory agencies of foreign countries. New laws or regulations or changes in existing laws or regulations could negatively impact our financial results by restricting our ability to distribute products in certain venues or through higher operating costs to achieve compliance.

Changes in tax laws or in the tax status of our international operations could increase our tax liability and negatively impact our financial results.

We are subject to taxes in the U.S. and various foreign jurisdictions. As a result, our effective tax rate could be adversely affected by changes in the mix of earnings in the U.S. and foreign countries with differing statutory tax rates, legislative changes impacting statutory tax rates, including the impact on recorded deferred tax assets and liabilities, changes in tax laws or material audit assessments. In addition, deferred tax balances reflect the benefit of net operating loss carryforwards, the realization of which will depend upon generating future taxable income in the corresponding tax jurisdiction.

A strike or work stoppage by our union employees, which represent approximately one-third of our workforce, could disrupt our business.

Approximately 34 percent of our employees are covered by collective bargaining agreements. These agreements expire at various dates, including some in fiscal year 2007. Our inability to successfully renegotiate these agreements could cause work stoppages and interruptions, which may adversely impact our operating results. The terms and conditions of existing or renegotiated agreements could also increase the cost to us, or otherwise affect our ability to fully implement future operational changes to enhance our efficiency.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	First Three Months				Fiscal Years
	2007		2006		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	2.1	x	1.8	x	3.1	x	3.8	x	4.8	x	3.8	x	3.6x

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the repayment of existing indebtedness.

DESCRIPTION OF THE DEBT SECURITIES

We will issue the debt securities under an Indenture dated as of August 15, 2003, between us and Wells Fargo Bank, National Association, as trustee. We have summarized selected provisions of the Indenture below. The summary set forth below is not complete and is qualified in its entirety by reference to the Indenture. It does not describe certain exceptions and qualifications contained in the Indenture or the debt securities. If you would like more information on the provisions of the Indenture, you should review the Indenture, which is an exhibit to the registration statement relating to the debt securities.

References to article and section numbers of the Indenture are included in the summary so that you can easily locate the provisions being summarized.

General

The debt securities will be our unsecured, senior debt obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of the debt securities that we may issue and permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series will be determined in accordance with a resolution of our board of directors or in a supplement to the Indenture relating to that series.

A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. (Section 2.01) These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the total principal amount;

•	the interest rate or rates, if any (which may be fixed or variable), and interest payment dates;

•	the date or dates of maturity;

•	whether the series can be redeemed by us or the holder;

•	whether there will be a sinking fund;

•	the portion of the series of debt securities due upon acceleration of maturity in the event of a default;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 if registered and $5,000 if unregistered;

•	the form used to evidence ownership of the debt securities;

•	whether the debt securities are convertible;

•	the manner of payment of principal and interest;

•	additional offices or agencies for registration of transfer and exchange and for payment of principal, premium, if any, and interest;

•	whether the debt securities will be registered or unregistered, and the circumstances, if any, upon which the debt securities may be exchanged for debt securities issued in a different form;

•	if denominated in a currency other than United States dollars, the currency in which the debt securities are to be denominated, or in which payments of principal, premium, if any, and interest will be made and the circumstances, if any, when the currency of payment may be changed;

•	if we or a holder have the right to elect that the payments of principal, premium, if any, or interest are to be made in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made and how the exchange rate between the currency in which those debt securities are denominated or stated to be payable and the currency in which the debt securities are elected to be paid pursuant to that election will be determined;

•	if payments of principal, premium, if any, or interest may be determined with reference to one or more securities issued by us or another company, any currency or other index, how those amounts shall be determined;

•	whether defeasance and discharge provisions will apply; and

•	any other terms consistent with the Indenture.

Each series of debt securities will be a new issue with no established trading market. Accordingly, we cannot assure you that any trading market for the debt securities will develop, be maintained or be liquid. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in the applicable prospectus supplement.

The debt securities may be denominated in United States dollars or in any other currency. If any of the debt securities are denominated in any foreign currency or if principal, premium, if any, and interest on any of the debt securities are payable in any foreign currency, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and that foreign currency will be set forth in the prospectus supplement relating to those debt securities.

Form and Exchange of the Debt Securities

All of the debt securities will be issued in fully registered form without coupons or in unregistered form with or without coupons. The debt securities may also be issued in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of any of those global debt securities may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal and interest on those global debt securities and the specific terms of the depositary arrangement with respect to those global debt securities.

Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable, and the debt securities may be registered for transfer or exchange, at the principal corporate trust office of the trustee in Minneapolis, Minnesota, provided that at our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Sections 4.01 and 4.02) No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 2.06)

Certain Restrictions on PepsiAmericas

The restrictions summarized in this section will apply to all debt securities unless a prospectus supplement indicates otherwise. Certain capitalized terms used in the following description of these restrictions are defined under the caption “Certain Definitions” at the end of this section.

Limitations on Liens.  If we or one of our Restricted Subsidiaries incur debt secured by a mortgage, security interest, lien, pledge or other encumbrance on a Principal Property, or on any shares of capital stock or indebtedness of any Restricted Subsidiary (whether that Principal Property, shares of stock or indebtedness are now owned or hereafter acquired), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt. (Section 4.05).

The Indenture permits us and our Restricted Subsidiaries to create certain liens without securing the debt securities. (Section 4.05) Among the permitted liens are:

•	liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Subsidiary;

•	liens existing at the time of acquisition of the affected property or purchase money liens incurred within 365 days after acquisition of the property (provided such liens are limited to such property and improvements thereon);

•	liens to secure the cost of construction of new plants or facilities, incurred within 365 days of completion of construction;

•	liens which secure indebtedness owing by a Restricted Subsidiary to us or another Restricted Subsidiary;

•	liens existing prior to the issuance of the debt securities;

•	liens in connection with the issuance of certain pollution control or industrial revenue bonds or similar financings;

•	certain statutory liens or similar liens arising in the ordinary course of business;

•	certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with workers’ compensation or similar legislation;

•	liens existing on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

•	liens for certain judgments and awards;

•	liens for certain taxes, assessments, governmental charges or levies not yet past due or delinquent or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, if appropriate, or other liens of a similar nature which do not materially impair the use of the property in the operation of our or any of our Restricted Subsidiaries’ business or the value of the property for the purposes of that business; and

•	certain extensions, renewals or replacements of any liens referred to above.

Limitations on Sale and Lease-Back Transactions.  We and our Restricted Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of the facility (except for temporary leases of a term, including renewals, not exceeding five years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries, which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary) unless either:

•	we or the Restricted Subsidiary would be entitled (under Section 4.05) to incur debt secured by a lien on the property to be leased without equally and ratably securing the debt securities;

•	within 365 days after the effective date of the transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction; or

•	within 365 days after the effective date of the transaction, we apply to the purchase, acquisition or construction of property or other assets used in our business or the business of any Restricted Subsidiary an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction. (Section 4.06)

Exempted Indebtedness.  Notwithstanding the limitations on liens and sale and lease-back transactions described above, we and our Restricted Subsidiaries may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of those transactions, if the sum of the principal amount of all of the secured indebtedness and the aggregate value of all of those sale and lease-back transactions does not at any such time exceed 15% of our consolidated total assets as shown in the audited consolidated balance sheet contained in our latest annual report to shareholders. (Section 4.07)

Merger, Consolidation and Sale of Assets.  We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

•	we survive the merger or consolidation or the surviving or successor corporation is a United States corporation which assumes by supplemental indenture all of our obligations under the debt securities and under the Indenture; and

•	after giving effect to the merger, consolidation, sale, lease or transfer, no Event of Default (as described below) under the Indenture and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 11.01)

If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the Indenture, we will be discharged from all obligations under the Indenture and the debt securities. (Section 11.02)

Unless otherwise described in a prospectus supplement, the debt securities will not contain any covenants or provisions which may protect you in the event of a highly leveraged or similar transaction involving us. Accordingly, we could enter into transactions in the future that could increase the amount of debt outstanding at that time or otherwise adversely affect our capital structure or credit rating.

Certain Definitions.  The terms summarized below are defined in the Indenture:

“Consolidated Net Worth” means the excess of our consolidated assets over liabilities, plus any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares) that are not owned by us or one of our Subsidiaries, as determined from time to time in accordance with accounting principles generally accepted in the United States consistently applied. (Section 6.01)

“Government Obligations” with respect to any series of debt securities means direct noncallable obligations of the government that issued the currency in which the debt securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by that government and which, in either case, are full faith and credit obligations of that government. (Article One)

“Principal Property” means any manufacturing plant or warehouse owned or leased by us or one of our Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which, in the opinion of our board of directors, are not of material importance to the business conducted by us and our Restricted Subsidiaries, taken as a whole. (Article One)

“Restricted Subsidiary” means any of our Subsidiaries which (1) owns or leases a Principal Property and (2) is incorporated under the laws of any state in the United States or has substantially all of its property located within the United States or carries on substantially all of its business within the United States. (Article One)

“Subsidiary” means any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the occurrence of a contingency) is at the time owned or controlled, directly or indirectly, by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries. (Article One)

Satisfaction and Discharge of the Indenture

If we deliver to the trustee for cancellation all outstanding Notes, or if all outstanding Notes not previously delivered to the trustee for cancellation have become due and payable, and we (i) deposit with the trustee as trust funds the entire amount required to pay at maturity all such Notes not previously delivered to the trustee for cancellation and (ii) have previously paid all other sums payable under the Notes, the Notes will be satisfied and the Indenture will cease to be of further effect, other than with respect to certain of our obligations thereunder. (Section 12.01)

If provision is made pursuant to the Indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of debt securities:

(1)       will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

(2)       may omit to comply with the provisions of the Indenture described above under the captions “Limitations on Liens,” “Limitations on Sale and Lease-Back Transactions,” “Exempted Indebtedness” and “Merger, Consolidation and Sale of Assets,”

if we deposit with the trustee, in trust, money or Government Obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due.

To exercise either of the above options in the immediately preceding paragraph, we must deliver to the trustee an opinion of counsel of recognized national standing to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 12.02(a) and (b)) Even if we successfully exercise the option described above in clause (2), however, our obligations under the Indenture and the debt securities of that series (other than the covenants referred to in clause (2) and the Events of Default (as described below) related to those covenants) will continue. (Section 12.02(b))

If we choose to exercise our option not to comply with the provisions of the Indenture described above under the captions “Limitations on Liens,” “Limitations on Sale and Lease-Back Transactions,” “Exempted Indebtedness” and “Merger, Consolidation and Sale of Assets” with respect to any series of debt securities and the series is declared due and payable because of the occurrence of an Event of Default other than a default under these provisions of the Indenture, then the amount of money and Government Obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration but generally will not be sufficient to pay amounts due at the time of the acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following (Section 6.01):

•	failure to pay interest on the debt securities of that series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of that series when due;

•	failure to comply with any of our other agreements contained in the Indenture or in the debt securities of that series for 90 days after the trustee notifies us of the failure (or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee);

•	certain events of bankruptcy, insolvency or reorganization of us; or

•	acceleration of any indebtedness for money borrowed by us or any of our Restricted Subsidiaries in excess of the greater of $50,000,000 in principal amount or 5% of Consolidated Net Worth.

In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default (except a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund or purchase fund or analogous payment) if the trustee in good faith determines that it is in the best interest of the holders of that series to do so. (Section 7.02) An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities. Additional Events of Default may be prescribed for the benefit of holders of certain series of debt securities and will be described in the applicable prospectus supplement. (Section 6.01)

If there is a continuing Event of Default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) on the affected series. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults waived (except a continuing default in payment of principal of or premium, if any, or interest on the debt securities), by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 6.02)

The trustee may refuse to enforce the Indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 7.01 and 7.03) Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

Modification of the Indenture

Under the Indenture, subject to certain exceptions, our rights and obligations and the rights of the holders of the debt securities of any series may be changed with the consent of the holders of a majority in principal amount of the debt securities then outstanding of such series. However, none of the following changes is effective against any holder without its consent:

•	changing the terms of payment of principal or interest;

•	reducing the premium, if any, payable upon redemption;

•	changing the currency in which any debt security is payable;

•	reducing the amount to be paid upon acceleration of maturity; or

•	reducing the percentage required for changes to the Indenture. (Section 10.02)

Reports to the Trustee

We are required to provide the trustee with an officers’ certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the Indenture and that no default exists or identifying the known defaults. (Section 4.08)

Regarding the Trustee

We maintain ordinary banking relationships and credit facilities with various banks, including the trustee, Wells Fargo Bank, National Association.

PLAN OF DISTRIBUTION

We may sell the debt securities through underwriters, dealers or agents, or directly to purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

We do not expect that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any trading market for the debt securities will develop, be maintained or be liquid. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the offered debt securities will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2006 and 2005, and for each of the fiscal years 2006, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 30, 2006, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of PepsiAmericas’ consolidated subsidiaries except for Quadrant-Amroq Bottling Company Limited (QABCL), a business acquired by PepsiAmericas on July 3, 2006. KPMG’s audit of internal control over financial reporting of PepsiAmericas also excluded an evaluation of the internal control over financial reporting of QABCL.

$

PepsiAmericas, Inc.

     % Notes due

PROSPECTUS SUPPLEMENT
          , 2007

Joint Book-Running Managers

Citi
Morgan Stanley